Exhibit 10.1

BUSINESS FINANCING AGREEMENT

Borrower:	Capstone Turbine Corporation 21211 Nordhoff Street Chatsworth, CA 91311	Lender:	Western Alliance Bank, an Arizona corporation 55 Almaden Boulevard, Suite 100 San Jose, CA 95113

This BUSINESS FINANCING AGREEMENT, dated as of June 2, 2017, is made and entered into between WESTERN ALLIANCE BANK, AN ARIZONA CORPORATION (“Lender”) and CAPSTONE TURBINE CORPORATION, a Delaware corporation (“Borrower”), on the following terms and conditions:

1.           REVOLVING CREDIT LINE.

1.1         Advances.  Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Maturity Date, Lender will make Advances to Borrower not exceeding the Credit Limit (subject at all times to, in the case of Advances with respect to EXIM Eligible Receivables and EXIM Eligible Inventory, the EXIM Credit Limit) or the Borrowing Base (subject at all times to the Domestic Borrowing Base and EXIM Borrowing Base as applicable), whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement. It shall be a condition to each Advance that (a) an Advance Request acceptable to Lender has been received by Lender, (b) all of the representations and warranties set forth in Section 3 are true and correct in all material respects (other than representations and warranties already qualified by materiality, which shall be true and correct in all respects), on the date of such Advance as though made at and as of each such date (other than representations and warranties that speak as of an earlier date, in which case as of such earlier date), and (c) no Default has occurred and is continuing, or would result from such Advance.

1.2         Advance Requests.  Borrower may request that Lender make an Advance by delivering to Lender an Advance Request therefor and Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request. If the conditions to lending noted in Section 1.1 are satisfied, the Lender shall honor Advance Requests, instructions or repayments given by Borrower (if an individual) or by any Authorized Person.

1.3         Due Diligence.  Lender may audit Borrower’s Receivables and Inventory and any and all records pertaining to the Collateral, at Lender’s sole discretion and at Borrowers expense provided, an audit must be completed prior to the initial Advance and at least once every six months thereafter. Lender may appraise the Inventory, at Lender’s sole discretion and at Borrowers expense provided, an appraisal must be completed prior to the initial Advance and at least once every twelve months thereafter. Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement. If any of the Collateral or Borrower’s books or records pertaining to the Collateral are in the possession of a third party, Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender’s requests for information concerning such Collateral and records.

1.4         Collections.

(a)          Lender shall have the exclusive right to receive all Collections on all Receivables. Borrower shall (i) immediately transfer and deliver to Lender all Collections Borrower receives for deposit into the Collection Account, (ii) deliver to Lender a detailed cash receipts journal on Friday of each week until the Lockbox is operational, and (iii) immediately enter into a collection services agreement acceptable to Lender (the “Lockbox Agreement”) pursuant to which all Collections received in the Lockbox shall be deposited into the Collection Account. Borrower shall use the Lockbox address as the remit to and payment address for all of Borrower’s Collections from Account Debtors, and Borrower shall instruct all Account Debtors to make payments either directly to the Lockbox for deposit by Lender directly to the Collection Account, or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Lockbox or Collection Account. It will be considered an immediate Event of Default if this does not occur or the Lockbox is not operational within 45 days of the date of this Agreement. Without limiting the foregoing, Borrower may maintain any deposit account it maintains with Wells Fargo as of the date of this Agreement solely (i) for purposes of receipt of Collections from customers who have not yet begun paying into the Lockbox or the Collections Account so long as within 30 days from the date of this Agreement (or such later date to which Lender may agree in its sole discretion), at Lender’s option, Borrower enters into one or more “springing” control agreements with Wells Fargo reasonably acceptable to Lender in respect of such account(s), Borrower promptly sweeps Collections received in such account(s) after the date hereof to the Lockbox or the Collections Account and such account(s) is closed within 90 days after the date of this Agreement (or such later date to which Lender may agree in its sole discretion), (ii) for purposes of payment of ACH and checks as of the date of this Agreement until there is no longer any ACH or checks outstanding on such account and (iii) for purposes of paying payroll until such function is switched to Lender or a payroll provider acceptable to Lender.

(b)          At Lender’s option, Lender may either (i) transfer all Collections deposited into the Collection Account to Borrower’s Account, or (ii) apply the Collections deposited into the Collection Account to the outstanding Account Balance, in either case, (x) at the end of each day or (y) if Lender is unable to do so at the end of each day, then in no event later than within three business days of the date received; provided that upon the occurrence and during the continuance of any Default, Lender may apply all Collections to the Obligations in such order and manner as Lender may determine. Lender has no duty to do any act other than to apply such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, any amount previously transferred to Borrower’s Account or applied to the Account Balance shall be reversed as of the date transferred or applied, as applicable, and, if applied to the Account Balance, the Finance Charge will accrue as if the Collections had not been so applied. Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the UCC and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

1.5         Receivables Activity Report. Within 30 days after the end of each Month End, Lender shall send to Borrower a report covering the transactions for the prior billing period, including the amount of all Advances, Collections, Adjustments, Finance Charges, and other fees and charges. The accounting shall be deemed correct and conclusive, absent manifest error, unless Borrower makes written objection to Lender within 30 days after the Lender sends the accounting to Borrower.

1.6         Adjustments.  In the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall use commercially reasonable efforts to promptly resolve such disputes; provided that in no case will (a) the aggregate Adjustments made with respect to any Receivable exceed seven percent (7%) of its original Receivable Amount or (ii) the aggregate Adjustments made in any calendar month exceed $25,000, unless, in either case, Borrower has obtained the prior written consent of Lender. So long as any Obligations are outstanding, Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property valued more than $25,000, individually, or $100,000 in the aggregate,. If such possession is not taken by Lender, and provided that the value of such personal property is greater than $25,000, individually, or $100,000 in the aggregate, Borrower is to resell it for Lender’s account at Borrower’s expense with the proceeds made payable to Lender. While Borrower retains possession of any returned goods and the value of such returned goods is greater than $25,000, individually, or $100,000 in the aggregate, Borrower shall segregate said goods and mark them as property of Lender.

1.7         Recourse; Maturity.  Advances and the other Obligations shall be with full recourse against Borrower. On the Maturity Date, Borrower will pay all then outstanding Advances and other Obligations (other than contingent indemnification obligations not yet due and payable) to the Lender or such earlier date as shall be herein provided.

1.8         Letter of Credit Line.  Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an Affiliate to issue letters of credit for the account of Borrower to support the obligations of Borrower or any subsidiary of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”) from time to time; provided that (a) the sum of the Letter of Credit Obligations and the FX Amount (as hereinafter defined) shall not at any time exceed the International Sublimit and (b) the Letter of Credit Obligations will be treated as Advances for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances. The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a “Letter of Credit Agreement”). Each draft paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement. No Letter of Credit shall be issued that results in an Overadvance or while any Overadvance is outstanding. Upon the Maturity Date, the amount of Letters of Credit Obligations shall be Cash Collateralized on terms reasonably acceptable to Lender if the term of this Agreement is not extended by Lender, or shall be terminated.

1.9         Cash Management Services.  Borrower may use availability hereunder up to the Cash Management Sublimit for Lender’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). The aggregate committed amount under the Cash Management Sublimit (without giving effect to any extensions of credit thereunder) will be treated as an Advance for purposes of determining availability under the Credit Limit and shall decrease, on a dollar-for-dollar basis, the amount available for other Advances.  The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements.

1.10         Foreign Exchange Facility. Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with Lender in connection with foreign exchange transactions (“FX Contracts”) and subject to the availability under the Credit Limit and the Borrowing Base, Borrower may request Lender to enter into FX Contracts with Borrower (the “Foreign Exchange Facility”), which shall be due no later than the Maturity Date unless cash secured on terms reasonably satisfactory to Lender.  Borrower shall conduct all its United States foreign currency exchange business through Lender. Borrower shall pay any standard issuance and other fees that Lender notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The sum of the Letter of Credit Obligations and the FX Amount shall at all times be equal to or less than the International Sublimit. The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Lender outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Lender, in its reasonable discretion from time to time and advised to Borrower.  If at any time the EXIM Line of Credit is terminated or otherwise ceases to exist, Borrower shall immediately secure in cash all obligations under the Foreign Exchange Facility on terms reasonably acceptable to Lender or shall terminate its obligations under the Foreign Exchange Facility.

1.11       Overadvances.  Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Advances such that, after giving effect to such payments, no Overadvance exists; provided that if an Overadvance exists because Lender institutes reserves or changes its criteria for what constitutes eligible receivables or inventory for purposes of the Borrowing Base, Borrower shall immediately pay down the Advances after written notice by Lender to Borrower of such Overadvance such that after giving effect to such payments, no Overadvance exists.

1.12       Termination of Commitment.  On the Maturity Date the Line of Credit shall automatically terminate, all of Lender’s obligations to make Advances and extend credit to Borrower pursuant to the terms and conditions of this Agreement shall automatically terminate, and the Credit Limit shall automatically reduce to $0.  Borrower may also terminate the Line of Credit at any time upon not less than 7 days’ prior written notice to Lender (it being understood and agreed that the actual date of termination may be modified after delivery of such notice if in connection with a refinancing of the Line of Credit for which the date of such refinancing changes).  In the event of any termination of the Line of Credit, Borrower shall, concurrent with such termination, pay to Lender, in immediately available funds, the entire outstanding balance of the Obligations (other than (i) inchoate indemnification obligations and (ii) Letters of Credit Obligations and other Obligations that have been Cash Collateralized), including the Termination Fee, if applicable.

2.           FEES AND FINANCE CHARGES

2.1         Finance Charges.  Lender may, but is not required to, deduct the amount of accrued Finance Charge from Collections received by Lender.  The accrued and unpaid Finance Charge shall be due and payable within 10 calendar days after each  Month End during the term hereof.

2.2         Fees.

(a)         Termination Fee.  In the event the Line of Credit under this Agreement is terminated prior to the first anniversary of the date of this Agreement, Borrower shall pay the Termination Fee to Lender; provided that if this Agreement, following Borrower's request and the consent of Lender (which consent shall not be unreasonably withheld), is transferred to an operating division of Lender other than the Capital Finance Group, the transfer will not be deemed a termination resulting in the payment of the Termination Fee; provided that Borrower agrees, at the time of transfer, to the payment of comparable fees in an amount not less than that set forth in this Agreement, and provided further that such transfer is not as a result of an Event of Default.

(b)          Reserved.

(c)          Domestic Facility Fee.  Borrower shall pay the Domestic Facility Fee to Lender promptly upon the execution of this Agreement and on each anniversary thereof.

(d)          EXIM Facility Fee.  Borrower shall pay the EXIM Facility Fee to Lender promptly upon the execution of this Agreement and on each anniversary thereof.

(e)          EXIM Application Fee.  Borrower shall pay the EXIM Application Fee to Lender promptly upon the execution of this Agreement and on each anniversary thereof.

(f)           Reserved.

(g)          Letter of Credit Fees.  Borrower shall pay to Lender fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Lender's standard fees and charges then in effect for such activity.

(h)          Reserved.

(i)           Cash Management and FX Forward Contract Fees.  Borrower shall pay to Lender fees in connection with the Cash Management Services and the FX Forward Contracts as determined in accordance with Lender's standard fees and charges then in effect for such activity.

(j)           Due Diligence Fee.  Borrower shall pay the Due Diligence Fee to Lender on each anniversary of the date of this Agreement.

3.           REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants on the date of this Agreement and on the date of each Advance or issuance of a Letter of Credit:

3.1         No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

3.2         Borrower is duly existing and in good standing in its state of formation, Borrower is qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, unless failure to be so qualified or licensed or in good standing would not reasonably be expected to result in a Material Adverse Change.

3.3         The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound where such default would reasonably be expected to result in a Material Adverse Change.

3.4         Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from defects except where the same would not reasonably be expected to result in a Material Adverse Change.

3.5         In each case except as otherwise notified to Lender pursuant to Section 4.2 hereof, Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement, Borrower is located at its address for notices set forth in this Agreement.

3.6         As of the date of this Agreement, Exhibit E sets forth a complete list of all patents, patent applications, trademarks, trademark applications, registered copyrights and copyright applications owned by Borrower and material in-bound licenses to Borrower from third parties (other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (referred to herein as “Off-the Shelf Licenses”)).

4.           MISCELLANEOUS PROVISIONS.  Borrower will:

4.1         Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower’s business or operations and not merge or consolidate with or into any other business organization (other than one or more of Borrower’s subsidiaries merging into Borrower with Borrower being the surviving corporation), or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a “borrower” under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing.

4.2         Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records (or such shorter period to which Lender may agree in writing in its sole discretion).

4.3         Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested; provided that Borrower shall not be required to pay any such tax which amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made in accordance with GAAP, and by reason of such contest or nonpayment, no property is subject to a material risk of loss or forfeiture.

4.4         Maintain:

(a)          Insurance reasonably satisfactory to Lender as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for Borrower’s business.  Each such policy shall provide for at least thirty (30) days prior notice (or ten (10) days in the case of nonpayment of premium) to Lender of any cancellation thereof.

(b)          all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral.  Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement, or in an amount acceptable to Lender.  The insurance must be issued by an insurance company reasonably acceptable to Lender and must include a lender’s loss payable endorsement in favor of Lender in a form reasonably acceptable to Lender.

(c)          Upon the request of Lender, Borrower shall deliver to Lender a copy of each insurance policy, or, if permitted by Lender, a certificate of insurance listing all insurance in force.

4.5         Subject to Section 1.4(a) hereof, promptly transfer and deliver into the Lockbox or the Collection Account all Collections Borrower receives.

4.6         Not create, incur, assume, or be liable for any indebtedness, other than Permitted Indebtedness.

4.7         In accordance with Section 4.8(f), notify Lender if Borrower hereafter obtains any interest in any registered copyrights, patents, trademarks or has obtained licenses that are significant in value or are material to the conduct of its business.

4.8         Provide the following financial information and statements in form and content reasonably acceptable to Lender, and such additional information as reasonably requested by Lender from time to time.  Lender has the right to require Borrower to deliver financial information and statements to Lender more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)          Within 180 days of the fiscal year end, the annual financial statements of Borrower, certified and dated by an authorized financial officer.  These financial statements must be audited (with an opinion reasonably satisfactory to the Lender) by a Certified Public Accountant reasonably acceptable to Lender, it being understood that each of KPMG and Marcum are reasonably acceptable to Lender.  The statements shall be prepared on a consolidated basis.

(b)          No later than 30 days after the end of each month (other than the last month of a fiscal quarter or the last month of the fiscal year), and no later than the earlier to occur of 45 days after the last day of each fiscal quarter or 5 days after the delivery of Borrower’s Form 10-K Annual Report or Form 10-Q Quarterly Report, as the case may be, in accordance with clause (d) below, (i) monthly unaudited financial statements of Borrower including balance sheet and income statement, certified and dated by an authorized financial officer, which statements shall be prepared on a consolidated basis, (ii) an inventory schedule and (iii) deferred revenue schedule.

(c)          In connection with the filing of any Form 10-Q Quarterly Report, promptly provide copies of any management letters and correspondence relating to management letters, sent or received by Borrower to or from Borrower’s auditor.  If no management letter is prepared, Borrower shall, upon Lender’s reasonable request, use commercially reasonable efforts to obtain a letter from such auditor stating that no significant deficiencies were noted that would otherwise be addressed in a management letter.

(d)          Copies of the Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report for Borrower concurrent with the date of filing with the Securities and Exchange Commission (it being understood and agreed that any posting on EDGAR shall be deemed to satisfy the requirements of this Section 4.8(d)).

(e)          Board approved annual budget and financial projections specifying the assumptions used in creating the projections.  Annual budget and projections shall in any case be provided to Lender within 30 days of each fiscal year end.  It is understood and agreed that any projections shall be prepared by Borrower in good faith on the basis of information and estimates that Borrower believes to be reasonable at the time made, and such projections do not constitute a representation or warranty that the results set forth therewith be met; it being acknowledged and agreed by Lender that uncertainty is inherent in any forecasts, projections and other forward-looking information, projections as to future events or conditions are not to be viewed as facts, and the actual results during the period or periods covered by such forecasts may differ materially from the projected results).

(f)           No later than 30 days after the end of each month (other than the last month of a fiscal quarter or the last month of the fiscal year) and no later than the earlier to occur of 45 days after the last day of each fiscal quarter or 5 days after the delivery of Borrower’s Form 10-K Annual Report or Form 10-Q Quarterly Report, as the case may be, in accordance with clause (d) above, a compliance certificate of Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished, (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto and (iii) in connection with any fiscal quarter end or year end compliance certificate delivery, any new registered copyrights, patents, trademarks applied for or acquired, and any material intellectual property licenses it has obtained (other than Off-the-Shelf Licenses), in each case  since the later of the date of this Agreement and the date of the most recent quarterly or annual compliance certificate, as the case may be.

(g)          Within 30 days of the end of each fiscal quarter, upon Lender’s request, sampling of copies of invoices along with the supporting purchase orders, proof-of-delivery and acceptance documentation.

(h)          Within 15 days of filing, copies of all business tax returns, which must be prepared by a Certified Public Accountant reasonably acceptable to Lender (it being understood that Moss Adams is reasonably acceptable to Lender).

(i)           Within 15 days after the 15th day and the end of each calendar month, (i) a roll forward domestic borrowing base certificate, in form and substance reasonably satisfactory to Lender and in substantially the form attached hereto as Exhibit B, setting forth Domestic Eligible Receivables and Receivable Amounts thereof, and Eligible Inventory, as of the last day of the preceding reporting period, and (ii) a roll forward EXIM borrowing base certificate, in form and substance satisfactory to Lender and in substantially the form attached hereto as Exhibit C, setting forth EXIM Eligible Receivables and Receivable Amounts thereof, and Eligible Inventory, as of the last day of the preceding reporting period.

(j)           Within 15 days after the 15th day and the end of each calendar month, a reasonably detailed aging of Borrower’s receivables by invoice date and due date, separating domestic receivables and EXIM receivables, together with payable aging by invoice date and due date, inventory analysis, sales or billing journal, cash receipts report, deferred revenue report, and such other matters as Lender may reasonably request.

(k)          Promptly upon Lender’s reasonable request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrower and as to each guarantor of Borrower’s obligations to Lender as Lender may reasonable request.

Notwithstanding the foregoing, so long as the Cash to Loan Ratio is at all times greater than 1.20 to 1.0, the borrowing base certificates and reporting due under clauses (i) and (j), respectively, of this Section 4.8 with respect to the 15th day of the month shall not be required.

4.9         Maintain its primary depository and operating accounts with Lender and, in the case of any deposit accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of A.R.S. Section 47-9104) of such deposit account pursuant to documentation reasonably acceptable to Lender, other than with respect to deposit accounts and securities accounts of Borrower that (a) at any time have an aggregate balance of not more than $25,000 (unless any excess is promptly, and in no event longer than three (3) business days after receipt of such excess, transferred to the Lockbox or the Collections Account), or (b) are located in a foreign country into which Collections are not paid and do not have an aggregate balance greater than $250,000 (such excluded accounts, collectively, “Excluded Accounts”).

4.10       Provide to Lender:

(a)          promptly upon the execution hereof, the following documents which shall be in form reasonably satisfactory to Lender:

(i)           the EXIM Documents;

(ii)          account control agreements with respect to any depository, operating or investment accounts held at another financial institution other than Lender (other than Excluded Accounts);

(iii)          a duly executed Collateral Access Agreement with respect to the premises located at 16640 Stagg Street, Van Nuys, California, and

(b)          as soon as practicable but in any event no later than July 17,  2017, the lender’s loss payable endorsement required under Section 4.4(b) above.

4.11       Promptly provide to Lender such additional information and documents regarding the finances, properties, business or books and records of Borrower or any guarantor or any other obligor as Lender may reasonably request.

4.12       Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)         The Cash to Loan Ratio not at any time less than 0.85 to 1.0.

(b)         Trailing 6 months Adjusted EBITDA, measured as of the end of each fiscal quarter, to not negatively deviate by more than (i) 30% off from the Covenant Projections, or (ii) $4,000,000 in the aggregate in any fiscal year from the Covenant Projections.

4.13       Maintain at all times the Cash Collateral on deposit with Lender.

5.           SECURITY INTEREST.  To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral.  Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for (i) the sale of inventory in Borrower’s usual course of business, (ii) Permitted Liens, (iii) the disposition of assets no longer used or useful in its business, (iv) the disposition of equipment that is worn-out or obsolete, (v) non-exclusive outbound licenses of intellectual property (including in connection with the sales of its inventory and the provision of services to its customers), (vi) the lapse or disposition of intellectual property if Borrower reasonably determines in its good faith business discretion that such intellectual property is not material to its business, and (vii) the disposition of other assets in an amount not in excess of $250,000 per fiscal year; provided that the dispositions described in clauses (iii), (iv) and (vii) of this Section 5 shall not exceed $500,000 in the aggregate per fiscal year.  Borrower agrees to sign any instruments and documents reasonably requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral.  Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents in excess of $50,000 individually and $100,000 in the aggregate evidencing or related to Receivables and Collateral, in each case other than checks in the ordinary course of business.  Borrower shall not grant or permit any lien or security in the Collateral or any interest therein other than Permitted Liens.

6.           POWER OF ATTORNEY.  Borrower irrevocably appoints Lender and its successors and as true and lawful attorney in fact, and authorizes Lender (a) to, whether or not there has been an Event of Default, (i) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; (ii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (iii) notify all Account Debtors with respect to the Receivables to pay Lender directly; (iv) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (v) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (vi) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (vii) debit any Borrower’s deposit accounts maintained with Lender for any and all Obligations due under this Agreement; and (viii) do all acts and things necessary or expedient, in furtherance of any such purposes, and (b) to, upon the occurrence and during the continuance of an Event of Default, sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Receivables.  Upon the occurrence and continuation of an Event of Default, all of the power of attorney rights granted by Borrower to Lender hereunder shall be applicable with respect to all Receivables and all Collateral.

7.           DEFAULT AND REMEDIES.

7.1         Events of Default.  The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)          Failure to Pay.  Borrower fails to make a payment when due under this Agreement.

(b)          Lien Priority.  Lender fails to have an enforceable first lien (except for any prior liens to which Lender has consented in writing) on or security interest in the Collateral.

(c)          False Information.  Borrower (or any guarantor) has given Lender any materially false or misleading information or representations or has failed to disclose any material fact relating to the subject matter of this Agreement; provided that with respect to the annual budget and financial projections provided pursuant to Section 4.8(e), subject to the last sentence of Section 4.8(e).

(d)          Death.  If an individual, Borrower or any guarantor dies or becomes legally incompetent, or if Borrower is a partnership, any general partner that is an individual dies or becomes legally incompetent.

(e)          Bankruptcy.  Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any guarantor) or Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

(f)           Receivers.  A receiver or similar official is appointed for a substantial portion of Borrower’s (or any guarantor’s) business, or the business is terminated.

(g)          Judgments.  Any judgments or arbitration awards are entered against Borrower (or any guarantor), or Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration and the aggregate amount of all such judgments, awards, and agreements exceeds $250,000 in excess of insurance (for which the insurance carrier has not denied coverage) and any applicable indemnification which are not released, vacated, appealed or bonded within 30 days of its entry.

(h)          Material Adverse Change.  A Material Adverse Change occurs.

(i)           Cross-default.  Any default occurs under any agreement in connection with any debt for borrowed money Borrower (or any guarantor) has obtained from anyone else or which Borrower (or any guarantor) has guaranteed (other than trade amounts payable incurred in the ordinary course of business and not more than 120 days past due unless such trade amount payable is the subject of a good faith dispute).

(j)           Default under Related Documents.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement after giving effect to any applicable grace period provided in such document, or any such document is no longer in effect.

(k)          Other Agreements.  Borrower (or any guarantor) or any of Borrower’s Affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower (or any guarantor) or any of Borrower’s Affiliates has with Lender or any Affiliate of Lender.

(l)           Change of Control.  A Change of Control occurs.

(m)         Other Breach Under Agreement.  Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above.

7.2         Remedies. Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 7.1(e), automatically and without notice or demand, due and payable in full; and (3) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the Arizona Uniform Commercial Code, all the power of attorney rights described in Section 6 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercial reasonable manner.

8.           ACCRUAL OF INTEREST, FEES.  All interest and finance charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used.  Lender may charge interest, finance charges and fees based upon the projected amounts thereof as of the due dates therefor, and adjust subsequent charges to account for the actual accrued amounts.  If any amount due under Section 2.2, amounts due under Section 9, and any other Obligations not otherwise bearing interest hereunder is not paid when due, such amount shall bear interest at a per annum rate equal to the Finance Charge Percentage until the earlier of (i) payment in good funds or (ii) entry of a trial judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

9.           FEES, COSTS AND EXPENSES; INDEMNIFICATION. Borrower will pay to Lender upon demand all reasonable fees, costs and expenses (including EXIM Bank Expenses, reasonable fees of attorneys and professionals and their reasonable costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the Collateral, any Account Debtor, or any guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing, except to the extent that any such claims, actions, damages, costs, expenses, or liabilities are finally judicially determined by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of Lender.  Notwithstanding anything to the contrary contained herein, in no event shall Borrower be responsible for the payment or indemnification of any Excluded Taxes.

10.          INTEGRATION, SEVERABILITY WAIVER, CHOICE OF LAW, FORUM AND VENUE.

10.1       This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.

10.2       THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ARIZONA.  THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF MARICOPA, ARIZONA, OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS JURISDICTION OVER THE SUBJECT MATTER AND PARTIES IN CONTROVERSY.  EACH PARTY HERETO WAIVES ANY RIGHT TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION AND STIPULATES THAT THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF MARICOPA, ARIZONA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER EACH SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, OR ANY OTHER RELATED DOCUMENTS.  SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST THE BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS SPECIFIED FOR NOTICES PURSUANT TO SECTION 11.

11.         NOTICES; ELECTRONIC, TELEPHONIC AND TELEFAX AUTHORIZATIONS.  All notices shall be given to Lender and Borrower at the addresses, e-mail addresses or faxes set forth on the signature page of this agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, e-mail, telecopy, telefax or telex.  Lender may honor e-mail, telephone or telefax instructions for Advances or repayments given, or purported to be given, by any one of the Authorized Persons.  Borrower will indemnify and hold Lender harmless from all liability, loss, and costs in connection with any act resulting from e-mail, telephone or telefax instructions Lender reasonably believes are made by any Authorized Person, except to the extent finally judicially determined by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of Lender.  Lender makes no assurances as to the privacy and security of electronic or telephonic communications.  This paragraph will survive this Agreement’s termination, and will benefit Lender and its officers, employees, and agents.

12.         DEFINITIONS AND CONSTRUCTION.

12.1       Definitions.  In this Agreement:

“Acceptable Letter of Credit” means a standby letter of credit, issued by a bank or financial institution acceptable to Lender in its reasonable discretion, in form and substance satisfactory to Lender in its reasonable discretion, naming Lender as beneficiary, to reimburse payments of drafts drawn under outstanding Letters of Credit and/or pay other outstanding Obligations..

“Account Balance” means at any time the aggregate of the Advances outstanding as reflected on the records maintained by Lender, together with any past due Finance Charges thereon.

“Account Debtor” has the meaning in the Arizona Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guarantor of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Adjusted EBITDA” means net profit before tax plus interest expense, depreciation expense, amortization expense, stock-based compensation, changes in fair value of warrant liability or other intangibles, changes resulting from foreign exchange adjustments arising from a revaluation of assets subject to foreign currency revaluation, less cash distributions and/or cash dividends.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

“Advance” means an advance made by Lender to Borrower under this Agreement.

“Advance Rate” means (i) up to 80% in the case of Domestic Eligible Receivables, (ii) up to 80% in the case of EXIM Eligible Receivables, (iii) up to 30% of the book value in the case of Domestic Eligible Inventory until the first appraisal is received pursuant to Section 1.3 hereof, and thereafter up to 90% of the net forced liquidation value in the case of Domestic Eligible Inventory, and (iv) up to 30% of the book value in the case of EXIM Eligible Inventory until the first appraisal is received pursuant to Section 1.3 hereof, and thereafter up to 90% of the net forced liquidation value in the case of EXIM Eligible Inventory, or in each case, such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon written notice to Borrower.

“Advance Request” means the Advance Request set forth on Exhibit D hereto signed by an Authorized Person requesting an Advance.

“Agreement” means this Business Financing Agreement.

“Affiliate” means, as to any person or entity, any other person or entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, such person or entity.

“Authorized Person” means Borrower (if an individual) or any one of the individuals authorized to sign on behalf of Borrower, and any other individual designated by any one of such authorized signers.

“Borrower Agreement” is the Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement executed by Borrower in favor of EXIM Bank and Lender.

“Borrower’s Account” means Borrower’s general operating account maintained with Lender, into which Advances will be deposited unless otherwise instructed by Borrower in writing.

“Borrowing Base” means at any time the sum of (i) the Domestic Borrowing Base plus (ii) the EXIM Borrowing Base.

“Cash Collateral” means cash of Borrower in an amount not less than $5,000,000 maintained on deposit with Lender in a controlled account over which Borrower has no right to withdraw funds.

“Cash Management Services” has the meaning set forth in Section 1.9.

“Cash Collateralize” means the delivery of cash or an Acceptable Letter of Credit to Lender, as security for the payment of Obligations, in an amount equal to the sum of (a) 105% of the Letters of Credit Obligations, plus (b) with respect to any inchoate, contingent or other Obligations (including Obligations with respect to the International Sublimit and the Cash Management Sublimit), Lender’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations.  “Cash Collateralization” has a correlative meaning.

“Cash Management Sublimit” means $500,000.

“Cash to Loan Ratio” means, as of the date of determination, the ratio of (i) the sum of Cash Collateral plus any additional of Borrower’s unrestricted cash on deposit with Lender, to (ii) the sum of outstanding Advances, Letters of Credit Obligations and the aggregate committed amount under the Cash Management Sublimit (without giving effect to any extensions of credit thereunder).

“Change of Control” means any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who does not have an ownership interest in Borrower on the date of the initial Advance is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, directly or indirectly, of more than twenty percent (20%) of capital stock of Borrower having the right to vote for the election of members of the Board of Directors.

“Collateral” means all of Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including but not limited to the following (collectively, the “Collateral”):  (a) all accounts (including health care insurance receivables), chattel paper (including tangible and electronic chattel paper), inventory (including all goods held for sale or lease or to be furnished under a contract for service, and including returns and repossessions), equipment (including all accessions and additions thereto), instruments (including promissory notes), investment property (including securities and securities entitlements), documents (including negotiable documents), deposit accounts, letter of credit rights, money (including the Cash Collateral), any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles (including payment intangibles and software), goods (including fixtures) and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including without limitation, insurance proceeds, and all supporting obligations and the security therefore or for any right to payment; provided that in no event shall Collateral include any Excluded Property.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgement agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Collateral, in each case, in form and substance satisfactory to Lender.

“Collection Account” means the deposit account maintained with Lender which, pursuant to the Lockbox Agreement, all Collections received in the Lockbox are to be deposited, and as to which Borrower has no right to withdrawal funds.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached as Exhibit A to this Agreement by an Authorized Person that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered, other than those representations and warranties that speak as of an earlier date, in which case true and correct as of such date.

“Covenant Projections” means that annual projections prepared by Borrower and accepted in writing by Lender for purposes of Section 4.12(b) hereof; provided that if such annual projections have not been delivered to Lender within 30 days of Borrower’s fiscal year end, then “Covenant Projections” shall mean the projections approved by Borrower’s board of directors and delivered to Lender pursuant to Section 4.8(e) hereof.

“Credit Limit” means $12,000,000, which is intended to be the maximum amount of Advances at any time outstanding.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Domestic Borrowing Base” means at any time the sum of (i) the Domestic Eligible Receivable Amount multiplied by the applicable Advance Rate, plus (ii) the lesser of (x) the value of Domestic Eligible Inventory multiplied by the applicable Advance Rate or (y) the Domestic Eligible Inventory Sublimit, minus (iii) such reserves as Lender may deem proper and necessary from time to time in the exercise of its commercially reasonable discretion.

“Domestic Eligible Inventory” means Inventory which shall be valued at book value or net forced liquidation value, as applicable, and which satisfies the following requirements:

(a)          the Inventory is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender;

(b)          the Inventory consists of component parts held for sale or use in the ordinary course of Borrower’s business which is of good and merchantable quality.  Finished goods, display items, work-in-process, parts, samples, and packing and shipping materials are not eligible.  Inventory which is obsolete, unsalable, damaged, defective, used, discontinued, perishable or slow moving, or which has been returned by the buyer, is not eligible;

(c)          the Inventory is covered by insurance as required in Section 4.4 of this Agreement;

(d)          the Inventory has not been manufactured to the specifications of a particular Account Debtor;

(e)          the Inventory is not subject to any licensing agreements which would prohibit or restrict in any way the ability of Lender to sell the Inventory (including its packaging) to third parties;

(f)           the Inventory has been produced in compliance with the requirements of the U.S. Fair Labor Standards Act (29 U.S.C. §§201 et seq.);

(g)          the Inventory is not on consignment;

(h)          the Inventory is not related to an “undesirable” industry, as determined by Lender from time to time in its sole discretion;

(i)           the Inventory is located in the United States at an address that has been disclosed to Lender in writing and is located on premises owned by Borrower or leased by Borrower and covered with a landlord’s waiver (or equivalent), or is the subject of an executed bailee agreement in form acceptable to Lender;

(j)           Lender has received an audit on the Inventory reasonably satisfactory to Lender; and

(k)          the Inventory is otherwise acceptable to Lender.

“Domestic Eligible Inventory Sublimit” means the lesser of (i) $4,800,000, or (ii) an amount equal to 40% of the Domestic Borrowing Base.

“Domestic Eligible Receivable” means a Receivable that satisfies all of the following:

(a)         The Receivable has been created by Borrower in the ordinary course of Borrower’s business and without any obligation on the part of Borrower to render any further performance.

(b)         There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c)         The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d)         The Receivable, or the applicable portion thereof (as approved by Lender on a case-by-case basis in its sole discretion), is not the obligation of an Account Debtor who has asserted or may be reasonably be expected to assert any counterclaims or offsets against Borrower (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

(e)         The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f)          Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g)         Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable. Borrower has taken all appropriate actions to ensure access to the courts of the state where Account Debtor is located, including, where necessary; the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.

(h)         The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)          The Account Debtor on the Receivable is not any of the following:  (1) an employee, Affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower; (2) the U.S. government or any agency or department of the U.S. government unless Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the Receivable; (3) any person or entity located in a foreign country unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and (B) if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (4) an Account Debtor as to which 35% or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date.

(j)           The Receivable is not in default (a Receivable will be considered in default if any of the following occur:  (i) the Receivable is not paid within 90 days from its invoice date; provided that if payment terms are 90 days, which Borrower may in its reasonable good faith business judgment institute for certain Account Debtors in an aggregate amount not to exceed ten (10%) of the total Domestic Eligible Receivables on any date of determination, then solely with respect to such Account Debtors, the Receivable will be considered in default if not paid within 120 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k)          The Receivable does not arise from the sale of goods which remain in Borrower’s possession or under Borrower’s control.

(l)           The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(m)         the Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 30% of Borrower’s aggregate dollar amount of all outstanding Receivables.

(n)         The Receivable is otherwise acceptable to Lender.

“Domestic Eligible Receivable Amount” means at any time the sum of the Receivable Amounts of the Domestic Eligible Receivables.

“Domestic Facility Fee” means a fee equal to 0.625% of the Credit Limit due upon the date of this Agreement and each anniversary thereof so long as any Advances are outstanding or available hereunder.

“Domestic Line of Credit” means the revolving line of credit under which Borrower may request Lender to issue Advances with respect to Domestic Eligible Receivables and Domestic Eligible Inventory up to the Credit Limit, as specified in Section 1.1 hereof.

“Domestic Overadvance” means at any time an amount equal to the greater of the amount (if any) by which the total amount of the outstanding Advances with respect to Domestic Eligible Receivables and Domestic Eligible Inventory (including deemed Advances with respect to the International Sublimit and the total amount of the Cash Management Sublimit) exceeds the lesser of the Credit Limit or the Domestic Borrowing Base.

“Domestic Subsidiary” means any direct or indirect Subsidiary of Borrower organized under the laws of any state of the United States or the District of Columbia.

“Due Diligence Fee” means a payment of an annual fee equal to $900 due upon each anniversary of the date of this Agreement so long as any Advance is outstanding or available hereunder.

“Eligible Inventory” means Domestic Eligible Inventory and EXIM Eligible Inventory.

“Eligible Receivable” means a Domestic Eligible Receivable or an EXIM Eligible Receivable.

“Excluded Accounts” has the meaning set forth in Section 4.9.

“Excluded Property” means (i) any of the outstanding equity interests of a Foreign Subsidiary in excess of 65% of the issued and outstanding equity interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding equity interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary if the pledge of a greater percentage would result in adverse tax consequences to Borrower or would reasonably be expected to result in adverse tax consequences to Borrower in the future), (ii) any document, contract, license or agreement to which Borrower or any future grantor of assets is a party or any of its rights or interests thereunder (including, without limitation, rights of Borrower or any future grantor in any assets leased, licensed or otherwise acquired thereunder), if and for so long as the grant of such security interest or the assignment thereof shall constitute or result in a breach or right of termination in favor of any party pursuant to the terms of, or a default under, or is otherwise prohibited by the terms of any such document, contract, license or agreement due to an enforceable provision containing a restriction on assignment, transfer, pledge, hypothecation or the grant of a security interest thereunder (other than to the extent that any such term is rendered ineffective pursuant to Section 9406, 9407, 9408, or 9409 of the UCC (or any successor provision or provisions) or any other applicable law (including any applicable bankruptcy law) or principles of equity); provided that the foregoing exclusion shall not apply if such prohibition has been waived by the other party to such document, contract, license or agreement or the other party to such document, contract, license or agreement has otherwise consented to the creation hereunder of a security interest in such document, contract, license or agreement; provided, further, that immediately upon the ineffectiveness or lapse or termination of any such provision, the Collateral shall include, and Borrower or such other grantor shall be deemed to have granted a security interest in, all its rights, title and interests in and to such document, contract, license or agreement as if such provision had never been in effect; and provided, further, that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect Lender’s unconditional continuing security interest in and to all rights, title and interests of Borrower or such other grantor in or to any payment obligations or other rights to receive monies due or to become due under any such document, contract, license or agreement and in any such monies and other proceeds of such document, contract, license or agreement, or (iii) any “intent to use” trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such “intent to use” trademark applications under applicable federal law.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of Lender, including any federal, state or local income taxes, franchise taxes, branch profits taxes or similar taxes and (ii) United States federal withholding taxes resulting from Lender’s failure to claim an exemption or reduction therefrom to which Lender is entitled.

“EXIM Application Fee” means a fee in the amount of $100 due upon the date of this Agreement.

“EXIM Bank” means Export-Import Bank of the United States.

“EXIM Bank Expenses” are all reasonable fees that the Lender pays to the EXIM Bank in consideration of the issuance of the EXIM Guarantee.

“EXIM Borrowing Base” means at any time the sum of (i) the EXIM Eligible Receivable Amount multiplied by the applicable Advance Rate, plus (ii) the lesser of (x) the value of EXIM Eligible Inventory multiplied by the applicable Advance Rate or (y) the EXIM Eligible Inventory Sublimit, minus (iii) such reserves as Lender may deem proper and necessary from time to time in the exercise of its commercially reasonable discretion.

“EXIM Credit Limit” means $7,500,000, which is intended to be the maximum amount of Advances at any time outstanding with respect to EXIM Eligible Receivables and EXIM Eligible Inventory.

“EXIM Documents” means the EXIM Guarantee, Borrower Agreement, and each other agreement executed in connection therewith.

“EXIM Eligible Inventory” means “Eligible Export-Related Inventory” as defined in Borrower Agreement.

“EXIM Eligible Inventory Sublimit” means the lesser of (i) $4,500,000, or (ii) an amount equal to 60% of the EXIM Borrowing Base.

“EXIM Eligible Receivables” means “Eligible Export-Related Accounts Receivable” as defined in Borrower Agreement.

“EXIM Facility Fee” means a fee equal to 1.0% of the EXIM Credit Limit due upon the date of this Agreement and each anniversary thereof so long as any Advances are outstanding or available hereunder.

“EXIM Guarantee” means the Master Guaranty Agreement executed by EXIM Bank in favor of Lender.

“EXIM Line of Credit” means the revolving line of credit under which Borrower may request Lender to issue Advances with respect to EXIM Eligible Receivables and EXIM Eligible Inventory up to the EXIM Credit Limit, as specified in Section 1.1 hereof.

“EXIM Overadvance” means at any time an amount equal to the amount (if any) by which the total amount of the outstanding Advances with respect to EXIM Eligible Receivables and EXIM Eligible Inventory (including deemed Advances with respect to the International Sublimit exceeds the lesser of the EXIM Credit Limit or the EXIM Borrowing Base.

“Event of Default” has the meaning set forth in Section 7.1.

“Finance Charge” means an interest amount equal to the Finance Charge Percentage of the ending daily Account Balance for the relevant period.

“Finance Charge Percentage” means a rate per year equal to (i) the Prime Rate plus 1.50 percentage points per annum with respect to Advances made under the Domestic Line of Credit, and (ii) the Prime Rate plus 1.50 percentage points per annum with respect to Advances made under the EXIM Line of Credit, and, in each case, plus an additional 5.00 percentage points per annum during any period that an Event of Default has occurred and is continuing.

“Foreign Subsidiary” means any direct or indirect Subsidiary of a Borrower that is not a Domestic Subsidiary.

“FX Amount” has the meaning set forth in Section 1.10.

“FX Contracts” has the meaning set forth in Section 1.10.

“International Sublimit” means $1,000,000.

“Inventory” means and includes all of Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment, arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Lender” means WESTERN ALLIANCE BANK, an Arizona corporation, and its successors and assigns.

“Letter of Credit” has the meaning set forth in Section 1.8.

“Letters of Credit Obligation” means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Lender or by Lender’s Affiliate and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by the Lender or by Lender’s Affiliate.

“Lockbox” is defined in the Lockbox Agreement.

“Lockbox Agreement” is defined in Section 1.4(a).

“Material Adverse Change” means a material adverse change in the business condition, financial condition, results of operations, assets or prospects of Borrower and its subsidiaries, taken as a whole, or on the ability of Borrower to repay the credit in accordance with the terms hereof.

“Maturity Date” means two years from the date hereof or such earlier date as Lender shall have declared the Obligations immediately due and payable pursuant to Section 7.2.

“Month End” means the last calendar day of each month.

“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest, expenses, professional fees and attorneys’ fees.

“Off-the-Shelf Licenses” has the meaning set forth in Section 3.6.

“Overadvance” means a Domestic Overadvance or an EXIM Overadvance.

“Permitted Indebtedness” means:

(a)          Indebtedness under this Agreement or under Borrower Agreement or that is otherwise owed to the Lender.

(b)          Indebtedness existing on the date hereof and specifically disclosed on a schedule to this Agreement.

(c)          Purchase money indebtedness (including capital leases) incurred to acquire capital assets in the ordinary course of business and not exceeding (i) until the first anniversary of this Agreement, $500,000 in total principal amount at any time outstanding and (ii) the amount outstanding at the end as of the first anniversary of the date of this Agreement (if not in excess of the amount set forth in the immediately preceding clause (i)) plus $500,000 in total principal amount at any time outstanding from the first anniversary of this Agreement until the Maturity Date.

(d)          Other indebtedness in an aggregate amount not to exceed $50,000 at any time outstanding; provided that such indebtedness is junior in priority (if secured) to the Obligations and provided that the incurrence of such Indebtedness does not otherwise cause an Event of Default hereunder.

(e)          Indebtedness incurred in the refinancing of any indebtedness set forth in (a) through (d) above, provided that the principal amount thereof is not increased (other than in connection with the payment of accrued interest or fees) or the terms thereof are not modified to impose terms upon Borrower that are, taken as a whole, more burdensome in any material respect.

(f)           the endorsement of negotiable instruments by Borrower for deposit or collection or similar transactions in the ordinary course of business.

(g)          Indebtedness secured by Permitted Liens.

(h)          Unsecured credit card debt with American Express or like credit card provider not to exceed at any one time an aggregate principal amount of $500,000.

(i)           Trade amounts payable incurred in the ordinary course of business.

(j)            Indebtedness in the form of insurance premiums financed through the applicable insurance company.

“Permitted Liens” means the following but only with respect to property not consisting of Receivables or Inventory:

(a)          Liens securing any of the indebtedness described in clauses (a) through (d) of the definition of Permitted Indebtedness.

(b)          Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Lender’s security interests.

(c)          Liens incurred in connection with the extension, renewal or refinancing of the indebtedness described in clause (e) of the definition of Permitted Indebtedness, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

(d)          In the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Borrower’s business or operations as presently conducted.

(e)          Liens in existence on the date of this Agreement specifically disclosed on a schedule to this Agreement.

(f)           Liens on indebtedness permitted under clause (c) of Permitted Indebtedness provided that such liens do not at any time encumber any property other than the property financed by such indebtedness and the proceeds of any disposition thereof.

(g)          Statutory Liens of landlords, banks, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business (i) for amounts that are not yet overdue or (ii) for amounts that are overdue by more than 10 days that are being contested in good faith by appropriate proceedings diligently pursued, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, and by reason of such contest, no property is subject to a material risk of loss or forfeiture.

(h)          Pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation.

(i)           Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

(j)           any interest or title of a lessor under any lease entered into by Borrower or any other subsidiary in the ordinary course of its business and covering only the assets so leased.

(k)          Liens that are junior in priority to Lender’s liens on the Collateral that arise from judgments and attachments in connection with court proceedings provided that the attachment or enforcement of such liens would not result in an Event of Default hereunder and such liens are being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material Collateral is subject to a material risk of loss or forfeiture and the claims in respect of such liens are fully covered by insurance (subject to ordinary and customary deductibles) and a stay of execution pending appeal or proceeding for review is in effect.

(l)           Liens on unearned insurance premiums securing the financing thereof to the extent permitted under clause (j) of the definition of “Permitted Indebtedness”.

(m)         Liens on any cash required to be reserved for by Wells Fargo in amounts not in excess of the amounts set forth in the payoff letter dated on or about the date of this Agreement pursuant to which Borrower is otherwise repaying all outstanding indebtedness for borrowed money to Wells Fargo and the liens of Wells Fargo are otherwise being terminated.

“Person” shall mean any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether national, federal, provincial, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“Prime Rate” means the greater of 4.00% per year or the Prime Rate per year published in the Money Rates section of the Western Edition of The Wall Street Journal, or such other rate of interest publicly announced from time to time by Lender as its Prime Rate.  Lender may price loans to its other customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Prime Rate.

“Receivable Amount” means as to any Receivable, the Receivable Amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

“Termination Fee” means 1.0% of the Credit Limit.

“UCC” means the Arizona Uniform Commercial Code, as amended or supplemented from time to time.

12.2       Construction:

(a)          In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)          Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel.  In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)          Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

13.         JURY TRIAL WAIVER.  THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

14.         RESERVED.

15.         EXECUTION, EFFECTIVENESS, SURVIVAL.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other documents executed in connection herewith constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission (including a .pdf file) shall be effective as delivery of a manually executed counterpart of this Agreement.  This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Maturity Date and thereafter so long as any Obligations (other than unasserted indemnification obligations and other than to extent Obligations are cash collateralized or backstopped as expressly provided hereunder in a manner reasonably acceptable to Lender) remain outstanding hereunder.  Upon the payment, performance and satisfaction in full in cash of the Obligations (other than (i) inchoate indemnification obligations and (ii) Letters of Credit Obligations and other Obligations that have been Cash Collateralized), and all of Lender’s obligations to make Advances hereunder have been terminated, the security interests created by this Agreement shall be terminated automatically without the requirement for any action on the part of any Person.  Furthermore, any security interest granted hereby or pursuant to any other document in any Collateral that is disposed of pursuant to a disposition permitted hereunder shall be automatically released (without affecting the security interest in Collateral that is not being disposed of) without the requirement for any action on the part of any Person.  In each case Lender will, upon the reasonable request of and at the expense of Borrower, file appropriate UCC financing statement amendments to release of record any security interest to be released in accordance with the foregoing and take such other actions as may be reasonably requested by Borrower to evidence the release of such security interests.  Lender reserves the right, after Borrower files a Form 8-K announcing the closing of this Agreement, to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf, in each case in the form of a customary “tombstone” unless otherwise agreed by Borrower (not to be unreasonably withheld or delayed). Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

16.         OTHER AGREEMENTS.  Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its Affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement.  An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its Affiliates.

17.         REVIVAL AND REINSTATEMENT OF OBLIGATIONS.  If the incurrence or payment of the Obligations by Borrower or any guarantor, or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the United States Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and reasonable attorneys’ fees of Lender related thereto the liability of Borrower and such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.         PATRIOT ACT NOTIFICATION.  Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (“Patriot Act”), Lender is required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

19.         ACCOUNTING TERMS AND PRINCIPLES.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Borrower (including, with respect to GAAP, any change in GAAP that would require leases that would be classified as operating leases under GAAP on the date of this Agreement to be reclassified as capital leases) shall be given effect for purposes of measuring compliance with any provision of this Agreement or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless Borrower and Lender agree to modify such provisions to reflect such changes in GAAP, and unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such changes in GAAP.

20.         CONFIDENTIALITY.  Lender agrees that material, non-public information regarding Borrower, its operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to Lender (“Lender Representatives”), (ii) to subsidiaries and Affiliates of Lender, provided that any such subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 20, (iii) as may be  required by regulatory authorities or otherwise in connection with an examination or review of Lender by any regulatory authority or other governmental authority, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance by Borrower or as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (v) the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the subpoena or other legal process, and (y) any disclosure under this clause (v) shall be limited to the portion of the Confidential Information as may be required by such governmental authority pursuant to such subpoena or other legal process, (vi) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender or Lender Representatives), (vii) in connection with any assignment, prospective assignment, sale, prospective sale, participation, prospective participation, pledge or prospective pledge of Lender’s interest under this Agreement, provided that any such transferee or prospective transferee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 20, (viii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement; provided, that, prior to any disclosure to any Person (other than Borrower, Lender, any of its Affiliates, or their respective counsel) under this clause (viii) with respect to litigation involving any Person (other than Borrower, Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior notice thereof, and (ix) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement.

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21.         NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:		LENDER:

CAPSTONE TURBINE CORPORATION,		WESTERN ALLIANCE BANK,
a Delaware corporation		an Arizona corporation

By:	/s/Jayme Brooks
Name:	Jayme Brooks	By:	/s/Justin Vogel
Title:	Chief Financial Officer & Chief Accounting Officer	Name:	Justin Vogel
		Title:	Vice President

Address for Notices:		Address for Notices:
21211 Nordhoff Street		55 Almaden Blvd.
Chatsworth, CA 91311		San Jose, CA 95113
E-mail: jbrooks@capstoneturbine.com		Fax: (408) 423-8520
E-mail: chovsepian@capstoneturbine.com		Attn: Lee Shodiss
Attn: Jayme Brooks
Attn: Clarice Hovsepian

Business Financing Agreement